Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Security Group, Inc. on Form S-1 of our report dated April 15, 2013 on the 2012 and 2011 consolidated financial statements and effectiveness of internal control over financial reporting of First Security Group, Inc. appearing in the 2012 Form 10-K of First Security Group, Inc., and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Brentwood, Tennessee
April 25, 2013